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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                       Redline Performance Products, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   75763Q-10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP NO. 75763Q-10-1                   13G                    Page 2 of 4 Pages
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Kent H. Harle
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        United States of America
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       380,293
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     380,293
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        380,293
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        8.3%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

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CUSIP NO. 75763Q-10-1                 13G                      Page 3 of 4 Pages

ITEM 1(a).        Name of Issuer:

                  Redline Performance Products, Inc.

ITEM 1(b).        Address of Issuer's Principal Executive Offices:

                  2510 Commerce Way
                  Vista, CA  92081

ITEM 2(a).        Names of Person Filing:

                  Kent H. Harle

ITEM 2(b).        Address of Principal Business Office or, if None, Residence:

                  c/o Redline Performance Products, Inc.
                  2510 Commerce Way
                  Vista, CA  92081

ITEM 2(c).        Citizenship:

                  United States of America

ITEM 2(d).        Title of Class of Securities:

                  Common Stock, $.01 par value per share

ITEM 2(e).        CUSIP Number:

                  75763Q-10-1

ITEM 3. If this statement is filed pursuant to Sections 249,13d-1(b) or 240.13d-2(b) or (c), check whether the person filing it is a:

                  (a)  [ ]  Broker or dealer registered under Section 15 of the
                            Act (15 U.S.C. 780);

                  (b)  [ ]  Bank as defined in section 3(a)(6) of the Act;

                  (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d)  [ ]  An Investment company registered under section 8 of the Investment Advisers Act of 1940 (15 U.S.C.
                            80a-8);

                  (e)  [ ]  An Investment adviser in accordance with Section
                            240.13d-1(b)(1)(ii)(E);

                  (f)  [ ]  An employee benefit plan, or endowment fund in
                            accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g)  [ ]  A parent holding company or control person, in
                            accordance with Section 240.13d-1(b)(ii)(G);

                  (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)  [ ]  Group, in accordance with Section
                            240.13d-1(b)(1)(ii)(J).

CUSIP NO. 75763Q-10-1                 13G                      Page 4 of 4 Pages

ITEM 4. Ownership:

                  (a)  Amount beneficially owned                     380,293(1)

                  (b)  Percent of class                              8.3%

                  (c)  Number of shares as to which the person has:

                       (i)   Sole power to vote or to direct the
                             vote                                     380,293(1)

                       (ii)  Shared power to vote or to direct the
                             vote                                     0

                       (iii) Sole power to dispose or to direct the
                             disposition of                           380,293(1)

                       (iv)  Shared power to dispose or to direct the
                             disposition of                           0

                  (1) Includes 12,500 shares issuable upon exercise of outstanding options which are currently exercisable or which become exercisable within 60 days.

ITEM 5. Ownership of Five Percent or Less of a Class:

                  Not Applicable.

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person:

                  Not Applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  Not Applicable

ITEM 8.  Identification and Classification of Members of the Group:

                  Not Applicable

ITEM 9.  Notice of Dissolution of Group:

                  Not Applicable

ITEM 10. Certification:

                  Not Applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 12, 2004
                                   ---------------------------------------------
                                                     Date

                                              /s/ Kent H. Harle
                                   ---------------------------------------------
                                                   Signature

                                                  Kent H. Harle
                                   ---------------------------------------------
                                                      Name